Exhibit 21.1

EQUITY BANCSHARES, INC.

LIST OF SUBSIDIARIES

Name of Subsidiary	State of Organization

Country Park Residences II, L.C.	Kansas

EBHQ, LLC	Kansas

Equity Bank	Kansas

FCB Capital Trust II	Delaware

FCB Capital Trust III	Delaware

SA Holdings, Inc.	Kansas